Exh. 16.1


                             MEEKS & COMPANY, P.A.
                               446 Lakeshore Dr.
                              Lake Mary, FL  32746



December 20, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for New York International Commerce Group, Inc. (formerly 2DoBiz.com, Inc., the Company) and, under the date of May 10, 2001, we reported on the financial statements of the Company as of and for the years ended December 31, 2000. On August 1, 2001, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K filed December 20, 2002 and we agree with such statements.


Very truly yours,


/s/ Meeks & Company, P.A.

Meeks & Company, P.A.